1                                                   PAGE   1   of   12
                                                         ----      ----

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

SCHEDULE 13G. INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(B) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                            (Amendment No.  3 )*

                                HUMANA, INC.
                                --------------
                               (Name of Issuer)

                                   COMMON
                         ----------------------------
                        (Title of Class of Securities)

                                  444859102
                                 ------------
                                (CUSIP Number)

      Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7.)       / /

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

2                                                   PAGE   2   of   12
                                                         ----      ----

                             CUSIP No. 444859102
                                       ---------

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO PLC
      No. S.S. or I.R.S. Identification Number

(2)   Check the Appropriate Box if a Member           (a)   / /
      of a Group (See Instructions)                   (b)   /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      England

Number of Shares              (5)   Sole Voting Power
Beneficially                        None
Owned by                      (6)   Shared Voting Power
Each Reporting                      4,836,362
Person With                   (7)   Sole Dispositive Power
                                    None
                              (8)   Shared Dispositive Power
                                    4,836,362
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      4,836,362

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)      / /

(11)  Percent of Class Represented by Amount in Row (9)
      3.0%

(12)  Type of Reporting Person (See Instructions)

      H.C.

3                                                   PAGE   3   of   12
                                                         ----      ----

                             CUSIP No. 444859102
                                       ---------

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO North American Group, Ltd.
      No. S.S. or I.R.S. Identification Number

(2)   Check the Appropriate Box if a Member           (a)   / /
      of a Group (See Instructions)                   (b)   /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      England

Number of Shares              (5)   Sole Voting Power
Beneficially                        None
Owned by                      (6)   Shared Voting Power
Each Reporting                      4,826,362
Person With                   (7)   Sole Dispositive Power
                                    None
                              (8)   Shared Dispositive Power
                                    4,826,362
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      4,826,362

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)      / /

(11)  Percent of Class Represented by Amount in Row (9)
      3.0%

(12)  Type of Reporting Person (See Instructions)

      H.C.

4                                                   PAGE   4   of   12
                                                         ----      ----

                             CUSIP No. 444859102
                                       ---------

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO, Inc.
      I.R.S.  I.D. No. 58-1995394

(2)   Check the Appropriate Box if a Member           (a)   / /
      of a Group (See Instructions)                   (b)   /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      State of Delaware

Number of Shares              (5)   Sole Voting Power
Beneficially                        None
Owned by                      (6)   Shared Voting Power
Each Reporting                      4,826,362
Person With                   (7)   Sole Dispositive Power
                                    None
                              (8)   Shared Dispositive Power
                                    4,826,362
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      4,826,362

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)      / /

(11)  Percent of Class Represented by Amount in Row (9)
      3.0%

(12)  Type of Reporting Person (See Instructions)

      H.C.

5                                                   PAGE   5   of   12
                                                         ----      ----

                             CUSIP No. 444859102
                                       ---------

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO North American Holdings, Inc.
      I.R.S.  I.D. No.  51-0264787

(2)   Check the Appropriate Box if a Member           (a)   / /
      of a Group (See Instructions)                   (b)   /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      State of Delaware

Number of Shares              (5)   Sole Voting Power
Beneficially                        None
Owned by                      (6)   Shared Voting Power
Each Reporting                      4,826,362
Person With                   (7)   Sole Dispositive Power
                                    None
                              (8)   Shared Dispositive Power
                                    4,826,362
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      4,826,362

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)      / /

(11)  Percent of Class Represented by Amount in Row (9)
      3.0%

(12)  Type of Reporting Person (See Instructions)

      H.C.

6                                                   PAGE   6   of   12
                                                         ----      ----


                           CUSIP No. 444859102
                                     ---------

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO Capital Management, Inc. (formerly known as INVESCO MIM, Inc.) I.R.S. I.D. No. 58-1707262

(2)   Check the Appropriate Box if a Member           (a)   / /
      of a Group (See Instructions)                   (b)   /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      State of Delaware

Number of Shares              (5)   Sole Voting Power
Beneficially                        None
Owned by                      (6)   Shared Voting Power
Each Reporting                      3,971,362
Person With                   (7)   Sole Dispositive Power
                                    None
                              (8)   Shared Dispositive Power
                                    3,971,362
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      3,971,362

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)      / /

(11)  Percent of Class Represented by Amount in Row (9)
      2.5%

(12)  Type of Reporting Person (See Instructions)

      I.A.

7                                                   PAGE   7   of   12
                                                         ----      ----


ITEM 1 (A)       NAME OF ISSUER:
                  HUMANA, Inc.

ITEM 1 (B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  500 West Main Street
                  Louisville, KY 40202

ITEM 2 (A)       NAME OF PERSON(S) FILING:

                  INVESCO PLC

ITEM 2(B)        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
RESIDENCE:

                  11 Devonshire Square
                  London EC2M 4YR
                  England

ITEM 2 (C)       CITIZENSHIP:

                  Organized under the laws of England

ITEM 2 (D)       TITLE OF CLASS OF SECURITIES

                  Common Stock

ITEM 2 (E)       CUSIP NUMBER:  444859102
                                ---------

ITEM 3           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR
                  13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

        (a)       / /   Broker or Dealer registered under Section 15 of the
                        Act.
        (b)       / /   Bank as defined in Section 3(a)(6) of the Act.
        (c)       / /   Insurance Company as defined in Section 3(a)(19) of
                        the Act.
        (d)       / /   Investment Company registered under Section 8 of the
                        Investment Company Act.
        (e)       / /   Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940.
        (f)       / /   Employee Benefit Plan, Pension Fund which is subject
                        to provisions of Employee Retirement Income Security
                        Act of 1974 or Endowment Fund;  see Rule
                        13d-1(b)(1)(ii)(F).
        (g)       /X/   Parent Holding Company in accordance with Rule
                        13d-1(b)(ii)(G).
        (h)       / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

8                                                   PAGE   8   of   12
                                                         ----      ----


ITEM 4  (A) - (C) OWNERSHIP:

            The information in items 1 and 5-11 on the cover pages (pp 2-6) of this statement on Schedule 13G is hereby incorporated by reference.

            The reporting persons expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

ITEM 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS         / /

            If this statement is being filed to report that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
            following                                 /X/.

ITEM 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable

ITEM 7     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH
            ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
            COMPANY:

             X  INVESCO North American Group, Ltd - holding company in
            ---   accordance with Rule 13d-1(b)(ii)(G)
             X  INVESCO, Inc. - holding company in accordance with Rule
            ---   13d-1(b)(ii)(G)
             X  INVESCO North American Holdings, Inc. - holding company also
            ---   in accordance with Rule 13d-1(b)(ii)(G)
             X  INVESCO Capital Management, Inc. - investment adviser
            ---   registered under Section 203 of the Investment Advisers Act of 1940.
             X  INVESCO Funds Group, Inc. - investment adviser registered
            ---   under Section 203 of the Investment Advisers Act of 1940.
             X  INVESCO Management & Research, Inc. - investment adviser
            ---   registered under Section 203 of the Investment Advisers Act of 1940.
             X  INVESCO MIM Management Limited -  investment adviser
            ---   organized in England.

            Subsidiaries not indicated with (X) have acquired no shares of security being reported on.

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

            Not applicable.

ITEM 9     NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

9                                                   PAGE   9   of   12
                                                         ----      ----


ITEM 10          CERTIFICATION:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              Date : February 10, 1994


                              /s/ Michael S. Perman
                              ____________________________________________
                              Michael S. Perman,
                              as Company Secretary for each of
                              INVESCO PLC and
                              INVESCO North American Group, Ltd.

10                                                       PAGE   10  of 12
                                                               ----   ----

ITEM 10          CERTIFICATION:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              Date: February 10, 1994



                              /s/ Penelope P. Alexander
                              ____________________________________________
                              Penelope P. Alexander, Secretary
                              INVESCO, Inc.

11                                                       PAGE   11  of 12
                                                               ----   ----

ITEM 10          CERTIFICATION:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              Date: February 10, 1994


                              /s/ Dan J. Hesser
                              ____________________________________________
                              Dan J. Hesser, Secretary
                              INVESCO North American Holdings, Inc.

12                                                        PAGE   12  of 12
                                                                ----   ----

ITEM 10          CERTIFICATION:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              Date: February 10, 1994



                              /s/ Penelope P. Alexander
                              ____________________________________________
                              Penelope P. Alexander, Secretary
                              INVESCO Capital Management, Inc.
                              (formerly known as INVESCO MIM, Inc.)